Exhibit 2.1

AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into on October 24, 2016,

AMONG:

1.	Mr. Erwan Faiveley, a French citizen born on July 27, 1979 in Chenôve, France, residing at 10 rue du Tribourg, 21700 Nuits Saint-Georges, France, in his capacity as the Sellers’ Representative, on behalf of Financière Faiveley, Famille Faiveley Participations, Mr. Francois Faiveley, and Mr. Erwan Faiveley,

hereinafter, the “Sellers’ Representative”

AND:

2.	Wabtec France, a French société par actions simplifiée, the registered office of which is located at 38, rue de Berri, 75008 – Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under number 819 551 532, assignee of and successor in interest to FW Acquisition LLC, hereinafter, the “Purchaser”

AND:

3.	Wabtec Corporation, a corporation organized under the laws of Delaware, USA,

hereinafter, “Parent”.

The Sellers’ Representative, the Purchaser and Parent are individually referred to as a “Party” and collectively referred to as the “Parties”

PREAMBLE

(A)	Mr. Erwan Faiveley, Purchaser and Parent, together with the other parties thereto, entered into that certain Share Purchase Agreement, dated October 6, 2015 (the “Share Purchase Agreement”), providing for, among other things, the purchase by the Purchaser from the Sellers, and the sale by Sellers to the Purchaser, of all of the Company Shares they respectively own. Except as specified herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement, and all references to Sections, Articles or Schedules herein are references to Sections, Articles or Schedules of the Share Purchase Agreement.

(B)	The Parties wish to amend certain terms of the Share Purchase Agreement in accordance with Section 12.5 of the Share Purchase Agreement as set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	AMENDMENT TO SHARE PURCHASE AGREEMENT

1.1	Company Exchange Shares and Company Sold Shares

Article 1.1 of the Share Purchase Agreement shall be amended to add the following definitions in alphabetical order relative to the definitions set forth therein:

““Baseline Parent Share Amount”	has the meaning set forth in Article 3.1.

“Company Exchange Shares”	means the aggregate number of Company Shares which the Sellers elect, in their sole discretion, to exchange for shares of Parent Common Stock, as designated in the written notice delivered by the Sellers’ Representative pursuant to Article 3.1; provided that the Company Exchange Shares shall be no more than 5,606,656 Company Shares nor less than 4,111,545 Company Shares.

“Company Sold Shares”	means the number of Company Shares equal to the difference of (i) 7,475,537 shares minus (ii) the number of Company Exchange Shares.

“Parent Share Floor Amount”	means 6,307,489.

“Purchase Period”	has the meaning set forth in Article 5.5.

“Supplemental Common Stock Consideration”	means 150,000 shares of Parent Common Stock.”

1.2	Exchange Ratio

The definition of “Exchange Ratio” set forth in Article 1.1 shall be amended and restated and replaced with the following:

““Exchange Ratio”	means 1.125 shares of Parent Common Stock for each Company Share.”

1.3	Long Stop Date

The definition of “Long Stop Date” set forth in Article 1.1 shall be amended and restated and replaced with the following:

““Long Stop Date”	means December 31, 2016 or, upon notice from Parent to Sellers’ Representative given or withheld in Parent’s sole discretion, March 31, 2017.”

1.4	Parent Preferred Stock

The definition of “Parent Preferred Stock” set forth in Article 1.1 and Schedule 1.1 to the Share Purchase Agreement shall each be deleted in its entirety.

1.5	Other Definitions

The definition of “Purchaser” set forth in the Preamble shall be amended and restated and replaced with the following:

““Purchaser”	means Wabtec France, a French société par actions simplifiée, the registered office of which is located at 38, rue de Berri, 75008 – Paris, France, registered with the Registre du Commerce et des Sociétés of Paris under number 819 551 532, as assignee of and successor in interest to FW Acquisition LLC.

1.6	Sale and Purchase of Shares

Article 2 of the Share Purchase Agreement shall be amended and restated and replaced with the following:

“2.	SALE AND PURCHASE OF SHARES

On the terms and subject to the conditions set forth herein, at the Closing, each Seller will sell to the Purchaser, and the Purchaser will purchase from each Seller, all the Company Shares owned by such Seller, as set forth opposite such Seller’s name on the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1 hereof, such number of Company Shares owned by Sellers being in the aggregate 7,475,537 Company Shares which will represent the same number of voting rights (i.e. 7,475,537 voting rights) at Closing (collectively, the “Sellers’ Shares”), free from and clear of any Encumbrances, together with all rights attached thereto from and including the Closing Date. As consideration for the Sellers’ Shares sold by each Seller hereunder, each Seller shall receive, at the Closing, the amount of cash consideration and Parent Common Stock consideration constituting, in the aggregate, the Purchase Price set forth opposite such Seller’s name on the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1 hereof.

At the Sellers’ option, Mr. TF will be authorized to join this Agreement as a “Seller” with respect to Company Shares held by him until 10 business days before Closing. In this case, Parent, the Purchaser and Mr. TF will sign a joinder to this Agreement and the Shareholders Agreement reasonably acceptable to Parent (and this Agreement, including the maximum and minimum number of Company Exchange Shares and the Purchase Price, will be amended to reflect, and the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1 hereof shall reflect, Mr. TF’s ownership and sale of Company Shares on the terms hereof).”

1.7	Nature of Consideration

Article 3.1 of the Share Purchase Agreement shall be amended and restated and replaced with the following:

“3.1	Nature of Consideration

The aggregate consideration in cash and Parent Common Stock payable at the Closing by the Purchaser to the Sellers for the Sellers’ Shares (the “Purchase Price”), will be:

(i)	a number of shares of Parent Common Stock (the “Baseline Parent Share Amount”) equal to the (a) product of (1) the number of Company Exchange Shares, multiplied by (2) the Exchange Ratio, plus (b) the number of shares equal to the Supplemental Common Stock Consideration, provided that the amount of shares of Parent Common Stock each Seller receives shall be rounded to the nearest whole share of Parent Common Stock; and

(ii)	an amount of cash equal to the product of (i) the number of Company Sold Shares, multiplied by (ii) the Cash Price Per Share.

No later than the 5th Business Day prior to the Closing, the Sellers’ Representative shall deliver to Parent a written notice setting forth the Sellers’ election with respect to the number of Company Exchange Shares and the allocation of Company Exchange Shares among each Seller, the number of Company Sold Shares and the allocation of Company Sold Shares among each Seller, and the Sellers’ Representative’s calculation of the amount of cash consideration and Parent Common Stock consideration constituting the Purchase Price to be received by each Seller and all the Sellers in the aggregate, it being agreed that the Supplemental Common Stock Consideration shall be allocated among the Sellers in the same proportion as the allocation of the Company Exchange Shares to each Seller.

Such notice, if agreed to by Parent, shall be conclusive and binding on all Parties. If Parent reasonably disagrees with any calculation in such notice, Parent and Sellers’ Representative or their respective advisors shall confer in good faith and resolve the matter as promptly as practicable (and in any case prior to the Closing) within the transaction construct such that aggregate Purchase Price shall be (a) 6,457,489 shares of Parent Common Stock plus Euro 186,888,100 in cash if the Sellers elect to exchange the maximum number of Company Exchange Shares or (b) 4,775,488 shares of Parent Common Stock plus Euro 336,399,200 in cash if the Sellers elect to exchange the minimum number of Company Exchange Shares, to be calculated in accordance with this Article 3.1 and interpolated between such amounts if the Sellers elect a number of Company Exchange Shares less than the maximum number and greater than the minimum number.

Schedule 3.1.1 sets forth, for illustrative purposes, an example of the information to be set forth in such written notice assuming that the Sellers elect to exchange the maximum number of Company Exchange Shares, and Schedule 3.1.2 sets forth, for illustrative purposes, an example of the information to be set forth in such written notice assuming that the Sellers elect to exchange the minimum number of Company Exchange Shares.

In the event that the Sellers’ Representative does not timely deliver such written notice, the Sellers’ Representative shall be deemed to have delivered a written notice pursuant to this Article 3.1 containing the information set forth on Schedule 3.1.2.”

1.8	Price Adjustment

Subsection (iv) of Article 3.2 of the Share Purchase Agreement shall be amended and restated and replaced with the following:

“(iv)	whereby the maximum portion of Company Shares that can be exchanged in the Offer by shareholders for Parent Common Stock exceeds the Exchange Percentage (an “Improved Stock Allocation”)”

The final bullet of Article 3.2 of the Share Purchase Agreement shall be amended and restated and replaced with the following:

“-	if the Purchaser offers an Improved Stock Allocation, the Purchaser will offer Sellers the option to receive additional Parent Common Stock, up to such number that will allow them to match the maximum allocation of Parent Common Stock offered to shareholders, and pay back to Purchaser an amount in cash equal to the product of (i) the Cash Price Per Share and (ii) (A) the Parent Common Stock so received divided by (B) the Final Exchange Ratio.”

1.9	Closing Actions

Article 6.3.2(iii) of the Share Purchase Agreement shall be amended and restated and replaced with the following:

“(iii)	following the receipt of the foregoing off-market sale and purchase orders, the Investment Services Provider will: (A) deliver the Sellers’ Shares to the Purchaser, (B) deliver to the account of each Seller the number of shares of Parent Common Stock equal to the Parent Common Stock consideration set forth opposite such Seller’s name in the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1, and (C) deliver to the account of each Seller an amount of cash equal to the cash consideration set forth opposite such Seller’s name in the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1; and”

The following paragraph shall be added to Article 6.3 of the Share Purchase Agreement:

“It being understood and agreed that the above payment mechanics, but not the underlying rights and obligations of the Parties, may be modified as the Parties may agree.”

1.10	Reinvestment of Cash Consideration

Article 5 of the Share Purchase Agreement shall be amended to add the following Article as Article 5.5:

“5.5	Reinvestment of Cash Consideration

The Sellers agree that, within 6 months following the Closing (the “Purchase Period”), the Sellers shall purchase in one or more transactions a number of shares of Parent Common Stock equal to the difference of (i) the Parent Share Floor Amount minus (ii) the Baseline Parent Share Amount, if such amount is more than zero; provided, however, that if the Sellers are not permitted for any amount of time during the Purchase Period to purchase shares of Parent Common Stock under applicable Law (including if the Offer includes an exchange component in which the Parent offers to exchange shares of Parent Common Stock for Company Shares) or this Agreement, the Purchase Period shall be extended by such amount of time. Such purchases shall be effected by purchases in accordance with the volume, manner of purchase and other limitations under SEC Rule 10b-18 applicable to the Sellers (it being acknowledged that, in the event the Offer does not include an exchange component, Rule 10b-18 shall not be applicable to any Sellers), and Parent’s trading policies applicable to directors and executive officers of Parent, a copy of which has been furnished by Parent to Sellers’ Representative. Parent shall reasonably cooperate with the Sellers in good faith to facilitate such purchases in compliance with applicable Law and this Agreement, and Parent further acknowledges that no action taken by the Sellers pursuant to this Article 5.5 shall be deemed to be a breach or violation of any provision of the Shareholders Agreement. Without limiting any provision of the Shareholders Agreement, if such purchases are not timely completed, the number of Shareholder designees to Parent’s Board of Directors under Section 2.1 of the Shareholders Agreement shall be reduced to one.”

1.11	Parent Common Stock

Without limiting the operation or effectiveness of the foregoing, each reference to “Parent Preferred Stock” or “Preferred Shares” in the Share Purchase Agreement shall be amended and restated and replaced with the term “Parent Common Stock.”

1.12	Schedule 3.1

Schedule 3.1 to the Share Purchase Agreement shall be amended and restated in its entirety and replaced with Schedule 3.1 to this Amendment.

1.13	Confirmation of Share Purchase Agreement

Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Share Purchase Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

2.	MISCELLANEOUS

2.1	Authority Relative to Amendment

Each of (i) the Sellers’ Representative and (ii) the Purchaser and Parent represents and warrants to the other that it has the legal right and full power and authority to enter into and perform this Amendment and the Share Purchase Agreement as amended by this Amendment. This Amendment constitutes legal, valid and binding obligations on each of the Sellers’ Representative, and of the Purchaser and Parent, enforceable in accordance with its terms.

2.2	Other Provisions

Articles 1.2, 10 and 12 of the Share Purchase Agreement shall apply to this Amendment mutatis mutandis, and to the Share Purchase Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Pages Follow]

/s/ Erwan Faiveley
for and on behalf of the Sellers’ Representative
Mr. Erwan Faiveley

/s/ Raymond T. Betler
for and on behalf of Wabtec France
Represented by: Raymond T. Betler

/s/ Albert J. Neupaver
for and on behalf of Wabtec Corporation
Represented by: Albert J. Neupaver

Schedule 3.1

SELLER’S SHARES

Schedule 3.1.1

The following table is intended to be an example of the information to be set forth in the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1 assuming that the Sellers elect to exchange the maximum number of Company Exchange Shares.

					Allocation of
		Company Sold		Company Exchange	Company Exchange	Parent Common
Seller Name	Sellers’ Shares	Shares	Cash Consideration	Shares	Shares	Stock Consideration
FFinF	6 315 412	1 578 851	157 885 100,00	€4 736 561	84,48%	5 455 353
FFP	1 159 288	289 821	28 982 100,00	€869 467	15,51%	1 001 412
FF	225	56	5 600,00	€169	0,00%	195
EF	612	153	15 300,00	€459	0,01%	529
Total	7 475 537	1 868 881	186 888 100,00	€5 606 656	100,00%	6 457 489

Schedule 3.1.2

The following table is intended to be an example of the information to be set forth in the written notice to be delivered by the Sellers’ Representative pursuant to Article 3.1 assuming that the Sellers elect to exchange the minimum number of Company Exchange Shares.

					Allocation of
		Company Sold		Company Exchange	Company Exchange	Parent Common
Seller Name	Sellers’ Shares	Shares	Cash Consideration	Shares	Shares	Stock Consideration
FFinF	6 315 412	2 841 936	284 193 600,00	€3 473 476	84,48%	4 034 382
FFP	1 159 288	521 680	52 168 000,00	€637 608	15,51%	740 571
FF	225	101	10 100,00	€124	0,00%	144
EF	612	275	27 500,00	€337	0,01%	391
Total	7 475 537	3 363 992	336 399 200,00	€4 111 545	100,00%	4 775 488

If Mr. TF joins the Agreement, Schedule 3.1.1 and 3.1.2, as applicable, shall be revised to include the Sellers’ Shares owned by him.